AGREEEMENT (this "Agreement"), made by and between Smart Energy Solutions, Inc., a Nevada corporation ("Borrower"), Ever Green Fields Enterprises, Ltd. ("EGFE"), Bank Julius Baer & Co. Ltd. ("Julius Baer"), Mr. Chaim Chizic, Gadi Ichaki, Ester Londner, Itzhak Londner (same as SE 3974) and Eti Aron (same as SE 3975) (collectively hereinafter the "Additional Lenders").

WHEREAS, Borrower and EGFE are parties to (i) a $500,000 15% Convertible Promissory Note dated June 18, 2006, (ii) a $500,000 15% Convertible Promissory Note dated May 22, 2006, (iii) a $500,000 Amended and Restated 12% Convertible Promissory Note dated April 24, 2008, which superseded and replaced the $500,000 Demand Promissory Note dated September 14, 2006 (collectively hereinafter the "3 Notes Payable to EGFE"), and (iv) a $250,000 5% Convertible Promissory Note dated April 27, 2008 (the "Note Payable to Chizic & Co." and, together with the 3 Notes Payable to EGFE, collectively hereinafter the "EGFE Notes"); and

WHEREAS, Borrower and Julius Baer are parties to a $250,000 5% Convertible Promissory Note dated April 27, 2008 (the "Julius Baer Note" and, together with the EGFE Notes, collectively hereinafter the "Notes"); and

WHEREAS, Borrower, EGFE and Julius Baer wish to amend the conversion terms of the Notes, by providing for the immediate conversion of the aggregate outstanding principal amount of the Notes and any accrued and unpaid interest into shares of Borrower's common stock, $0.001 par value (the "Common Stock").

NOW, THEREFORE, subject to the terms and conditions of this Agreement and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The aggregate outstanding principal amount of the Notes, and any accrued and unpaid interest thereunder, shall be converted into shares of Common Stock on May 19, 2008, at a conversion price equal to 60% of the average closing price of the Common Stock as quoted on the over-the-counter market under the symbol "SMGY" for the 15 consecutive trading days immediately preceding the date of conversion (the "Conversion Price").

2. Upon conversion of the EGFE Notes, Borrower shall issue and deliver fully paid and non-assessable shares of Common Stock to EGFE and 5 year warrants, to purchase up to 25% of the aggregate number of Common Stock issued to EGFE as a result of the conversion at an exercise price per share equal to the Conversion Price.

3. Upon conversion of the Note Payable to Chizic & Co., Borrower shall issue and deliver 1,363,636 fully paid and non-assessable shares of Common Stock to Mr. Chizic, 454,545 fully paid and non-assessable shares of Common Stock to Gad Ichaki, 272,727 fully paid and non-

assessable shares of Common Stock to Ester Londner and Itzhak Londner JT TEN (same as SE 3974), and 181,818 fully paid and non-assessable shares of Common Stock Eti Aron (same as SE 3975), and 5year warrants to purchase up to 25% of the number of Common Stock issued to each of Mr. Chizic and the Additional Lenders as a result of the conversion at an exercise price per share equal to the Conversion Price.

4. Upon conversion of the Julius Baer Note, Borrower shall issue and deliver 2,272,727 fully paid and non-assessable shares of Common Stock to Julius Baer and 5 year warrants, to purchase up to 25% of the aggregate number of Common Stock issued to Julius Baer as a result of the conversion at an exercise price per share equal to the Conversion Price.

5. Following the conversion provided for in Section 1 above, the Notes shall be terminated and shall have no further force or effect.

6. The shares of Common Stock and warrants issued upon conversion of the Notes and any shares of Common Stock underlying such warrants (collectively hereinafter the "Underlying Securities"), will not be registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and EGFE, Mr. Chizic, the Additional Lenders and Julius Baer hereby acknowledge and agree that Borrower is under no obligation to register such shares pursuant to the Securities Act, or to assist EGFE, Mr. Chizic, the Additional Lenders or Julius Baer in complying with the registration requirements of the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction.

7. Mr. Chizic and the Additional Lenders hereby acknowledge and agree that the issuance of the Underlying Securities is intended to be exempt from registration requirements of the Securities Act and, in furtherance thereof, Mr. Chizic and the Additional Lenders hereby represent, warrant and agree that they are "accredited investors" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and that they (i) are acquiring the Underlying Securities for their own accounts as principals, not as nominees or

agents, for investment purposes only and not with a view to or for resale, distribution or fractionalization thereof in whole or in part, and no other person has a direct or indirect beneficial interest in such Underlying Securities or any portion thereof, (ii) they are not acquiring the Underlying Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any solicitation of a subscription by a person previously not known to the them in connection with investment securities generally, (iii) they have the financial ability to bear the economic risk of this investment, they have adequate means to provide for their current needs and personal contingencies and have no need for liquidity with respect to their investment in the Underlying Securities, (iv) they have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Underlying Securities, (v) they have been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Underlying Securities and the Borrower, and (vi) they realize that the basis for the exemption from the registration requirements of the Securities Act may not be present if, notwithstanding such representations, they have in mind merely acquiring the Underlying Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise and none of them have any such intention.

8. This Agreement constitutes the entire agreement between Borrower, EGFE, Mr. Chizic, the Additional Lenders and Julius Baer with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which may be executed in counterparts, as of the ___ day of May, 2008.

SMART ENERGY SOLUTIONS, INC.	**EVER GREEN FIELDS ENTERPRISES, LTD.**
[signature]	[signature]
Name: Edward Braniff	Name: Michael Ben..Ari
Title: Chief Financial Officer	Title: (Greenfield) Signatory

Name: Chaim Chizic

Name: Eli Aron [same as SE 3975]

BANK JULIUS BAER & CO. LTD.

Name:
Title: **U. Mettler**

S. Siebenmann

Name: Ester Londner
(same as SE 3974)

Name: Gadi Ichaki

Name: Itzhak Londner